Exhibit 99.1

Kezar Life Sciences Reports Second Quarter 2018 Financial Results and Provides Business Update

SOUTH SAN FRANCISCO, Calif., August 9, 2018 -- Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer, today announced its second quarter 2018 business highlights and financial results.

“The second quarter of 2018 marked multiple milestones for Kezar as we continue to execute on our strategy of developing our first-in-class selective immunoproteasome inhibitor for patients with severe autoimmune diseases. Enrollment is underway in KZR-616-002, our Phase 1b/2 trial in lupus (SLE) and lupus nephritis (LN), with top-line results from the initial two cohorts of the Phase 1b expected in the first half of 2019,” said John Fowler, CEO of Kezar.  “We remain on track to initiate our first randomized trial in LN, an area of high unmet medical need, in 2019. Finally, during this quarter we added key members to our management team and completed our IPO, which strengthened our balance sheet and will enable us to initiate clinical trials in up to four additional autoimmune indications also beginning in 2019.”

Business Highlights

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Enrollment of patients with SLE with and without nephritis to the open-label dose escalation Phase 1b portion of the clinical trial KZR-616-002 (NCT03393013), continued in the second quarter.  This trial is being conducted in the United States and includes a randomized, placebo-controlled Phase 2 portion in patients with active, proliferative LN.

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In May, the Company announced the appointments of Niti Goel, MD, as Chief Medical Officer and Marc Belsky as Chief Financial Officer. Dr. Goel will be responsible for Kezar's overall regulatory, clinical development and medical affairs activities, and Mr. Belsky will head the finance and administrative functions of the Company.

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In June, the Company completed its initial public offering (IPO) of 5,750,000 shares of its common stock, including the exercise in full of the underwriters' option to purchase 750,000 additional shares of common stock, at a public offering price of $15.00 per share.  The gross proceeds to Kezar, before deducting underwriting discounts, commissions and offering expenses, were approximately $86.3 million.

Financial Results

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Cash Position. Cash, cash equivalents and marketable securities totaled $118.4 million as of June 30, 2018, compared to $51.0 million as of December 31, 2017. The increase in cash, cash equivalents and marketable securities was primarily attributable to IPO proceeds, net of cash used by the Company in operations to advance its clinical stage programs as well as preclinical research and development.

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R&D Expenses. Research and development expenses for the second quarter of 2018 increased by $3.8 million to $5.2 million from $1.4 million in the second quarter of 2017. This increase was primarily related to advancing the KZR-616 clinical program.

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G&A Expenses. General and administrative expenses for the second quarter of 2018 increased by $1.3 million to $1.7 million from $0.4 million in the second quarter of 2017.  This increase was primarily related to costs incurred to complete the IPO.

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Net Loss. Net loss for the second quarter of 2018 was $6.8 million, or $3.31 per basic and diluted share, compared to a net loss of $1.9 million, or $3.30 per basic and diluted share, for the second quarter of 2017.

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Shares Outstanding. Total shares outstanding were 19.1 million as of June 30, 2018.  Additionally, there were 2.2 million options to purchase common stock at a $3.70 weighted average exercise price as of June 30, 2018.

About Kezar Life Sciences

Based in South San Francisco, Kezar Life Sciences is a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer. Kezar's lead product candidate, KZR-616, a first-in-class selective immunoproteasome inhibitor, has completed testing in healthy volunteers and is now enrolling a Phase 1b/2 clinical trial in lupus and lupus nephritis. In addition, Kezar is also leveraging its protein secretion pathway platform to discover and develop small molecule therapies targeting cancer and immuno-oncology. For more information, please visit www.kezarlifesciences.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding (i) the timing of initiation, progress and scope of clinical trials for Kezar’s product candidates; and (ii) the timing of program updates and data disclosures. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical site activation rates or clinical trial enrollment rates that are lower than expected, changes in expected or existing competition, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS:

Alex Gray, Burns McClellan, Inc., on behalf of Kezar Life Sciences

212-213-0006

agray@burnsmc.com

KEZAR LIFE SCIENCES, INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	June 30, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$118,385	$51,033
Total assets	125,671	54,222
Total current liabilities	3,602	1,484
Total stockholders' (deficit) equity	119,341	(25,687)

KEZAR LIFE SCIENCES, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,228	$1,445	$8,800	$3,276
General and administrative	1,722	436	3,236	862
Total operating expenses	6,950	1,881	12,036	4,138
Loss from operations	(6,950)	(1,881)	(12,036)	(4,138)
Interest income	175	1	314	1
Net loss	$(6,775)	$(1,880)	$(11,722)	$(4,137)
Net loss per common share, basic and diluted	$(3.31)	$(3.30)	$(8.35)	$(7.67)
Weighted-average shares used to compute net loss per common share, basic and diluted	2,044,027	569,364	1,404,392	539,419